UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

                COMPUTATION OF EARNINGS PER SHARE

             (In Thousands, Except Per Share Amounts)
                           (Unaudited)
                                                          Three Months
                                                         Ended March 31,
                                                       1998          1997

Average number of shares outstanding ..........      245,949       245,489

Average shares issuable on exercise of stock
  options less shares repurchasable from
  proceeds.....................................        1,750         2,322
                                                    --------      --------

Total average number of common and common
  equivalent shares............................      247,699       247,811
                                                    ========      ========


Net Income (Loss)..............................     ($61,989)     $127,811
                                                    ========      ========


Earnings per share:

 Basic:
 Net Income (Loss).............................     $  (0.25)     $   0.52


 Diluted:
 Net Income (Loss).............................     $  (0.25)     $   0.52